Exhibit 97
CONCENTRA GROUP HOLDINGS PARENT, INC.

COMPENSATION RECOVERY POLICY
(adopted on July 24, 2024)
A.POLICY PURPOSE
The Board of Directors (the “Board”) of Concentra Group Holdings Parent, Inc. (the “Company”) has adopted this Compensation Recovery Policy (this “Policy”) to enable the Company to recover Erroneously Awarded Compensation (as defined below) in the event the Company is required to prepare an Accounting Restatement (as defined below). This Policy is intended to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “Listing Standards”).

B.DEFINITIONS

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(1)“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance with any financial reporting requirement applicable to the Company under the securities laws of the United States of America, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(2)“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date that the Board, the Compensation Committee of the Board (the “Committee”), or the officer or officers of the Company authorized to take such action if Board action is not required, concludes or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

(3)“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in such Accounting Restatement, computed without regard to any taxes paid by the relevant Executive Officer, provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on the Company’s reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Stock Exchange.

(4)“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, in each case, as determined by the Committee in accordance with definition of executive officer set forth in Rule 10D-1 and the NYSE Listing Standards; provided that, an executive officer of the Company’s parent or subsidiary is deemed an “Executive Officer” if the executive officer performs such policy making functions for the Company.

(5)“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the SEC. Financial Reporting Measures include but are not limited to the following (and any measure derived from the following): Company stock price; total shareholder return (“TSR”); revenue; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital and operating cash flow); return measures (e.g., return on invested capital, return on assets and economic profit); earnings measures (e.g., earnings per share); and any of such financial reporting measures relative to a peer group.

(6)“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(7)“Received” means, with respect to any Incentive-Based Compensation, actual or deemed receipt, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation to the Executive Officer occurs after the end of that period.

(8)“SEC” means the U.S. Securities and Exchange Commission.

(9)“Stock Exchange” means the New York Stock Exchange or any other national stock exchange on which the Company’s common stock is then listed.

C.SCOPE; RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

(1)This Policy applies to all Incentive-Based Compensation Received by a person: (a) after beginning services as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange; and (d) during the Applicable Period.

(2)In the event the Company is required to prepare an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received by any Executive Officer during the Applicable Period in accordance with NYSE Listing Standards and Rule 10D-1 as follows:

(i)After an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

(ii)The Committee shall have broad discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with applicable law, the Committee may affect recovery under this Policy from any amount otherwise payable to an Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses, or commissions and compensation previously deferred by the Executive Officer. Notwithstanding the foregoing, except as set forth in Section C(3) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

(iii)To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

(iv)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the foregoing sentence.

(3)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section C(2) above if the Committee determines that recovery would be impracticable solely for the following limited reasons and subject to the following procedural and disclosure requirements:

(i)The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Committee must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to the Stock Exchange; or

(ii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26
U.S.C. 401(a)(13) or 26 U.S.C. 411(a), as amended, and regulations thereunder.

D.DISCLOSURE REQUIREMENTS

The Company shall file all disclosures with respect to this Policy required by applicable SEC filings and rules.

E.INDEMNIFICATION

(1)Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, the Company shall not insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer to fund potential clawback obligations under this Policy; or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.

(2)The members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Committee or the Board under applicable law or Company policy.

F.EFFECTIVE DATE; RETROACTIVE APPLICATION

This Policy shall be effective as of July 24, 2024 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is Received by Executive Officers on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Executive Officers prior to the Effective Date.

G.ADMINISTRATION AND INTERPRETATION

This Policy shall be administered by the Committee (or in the absence of such a committee, a majority of the independent directors of the Board), and any determinations made by the Committee shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy.

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE Listing Standards, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith.

H.AMENDMENT; TERMINATION

The Committee may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by the Stock Exchange. Notwithstanding anything in this Section H to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

I.OTHER RECOVERY RIGHTS; COMPANY CLAIMS

The Board intends that this Policy will be applied to the fullest extent of the law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.

J.SUCCESSORS
This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

K.ACKNOWLEDGEMENT

Each Executive Officer shall sign and return to the Company, within 30 calendar days following the later of (i) July 24, 2024 or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

L.GOVERNING LAW; VENUE

This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in a federal or state court of competent jurisdiction in New Castle County in the State of Delaware.

EXHIBIT A

CONCENTRA GROUP HOLDINGS PARENT, INC. COMPENSATION RECOVERY POLICY
ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Company’s Compensation Recovery Policy. Any capitalized terms used in this Acknowledgment Form without definition shall have the meaning set forth in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that, for good and valuable consideration (the receipt and sufficiency of which the undersigned also acknowledges), notwithstanding anything to the contrary in any agreement between the Company or any of its subsidiaries and the undersigned (or any compensatory plan or program of the Company or any of its subsidiaries in which the undersigned participates) now or in the future, the undersigned: (i) is and will continue to be subject to the Policy both during and after the undersigned’s employment with the Company or any of its subsidiaries, with respect to Incentive- Based Compensation that is received by the undersigned on or after the Effective Date, even if such Incentive- Based Compensation was approved, awarded, or granted to the undersigned prior to the Effective Date; (ii) will abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner consistent with, the Policy; and (iii) pursuant to Section E of the Policy, will not be indemnified by the Company for the loss of any Erroneously Awarded Compensation.

EXECUTIVE OFFICER

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